Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178453

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2013

PROSPECTUS SUPPLEMENT DATED DECEMBER    , 2013

(To Prospectus dated December 12, 2011)

$

Devon Energy Corporation

$        Floating Rate Senior Notes due 2015

$        Floating Rate Senior Notes due 2016

$            % Senior Notes due 2016

$            % Senior Notes due 2018

We are offering $                principal amount of Floating Rate Senior Notes due 2015, which we refer to in this prospectus supplement as our “2015 floating rate notes,” $                principal amount of Floating Rate Senior Notes due 2016, which we refer to in this prospectus supplement as our “2016 floating rate notes,” $                principal amount of        % Senior Notes due 2016, which we refer to in this prospectus supplement as our “2016 notes,” and $                principal amount of        % Senior Notes due 2018, which we refer to in this prospectus supplement as our “2018 notes.” We collectively refer to our 2015 floating rate notes and our 2016 floating rate notes as our “floating rate notes,” our 2016 notes and our 2018 notes as our “fixed rate notes” and all of the series of notes offered hereby as our “notes.”

The 2015 floating rate notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR (as defined herein) plus        %. The 2016 floating rate notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR (as defined herein) plus        %. The 2016 notes will bear interest at a rate per annum of        % and the 2018 notes will bear interest at a rate per annum of        %. We will pay interest on the floating rate notes on                ,                ,                 and                of each year, beginning                , 2014. We will pay interest on the fixed rate notes on                and                of each year, beginning on                , 2014. The 2015 floating rate notes will mature on                , 2015, the 2016 floating rate notes will mature on                , 2016, the 2016 notes will mature on                , 2016 and the 2018 notes will mature on                , 2018.

The notes are being offered to fund a portion of the purchase price to acquire certain subsidiaries of GeoSouthern Energy Corporation that own oil and gas properties, leasehold mineral interests and related assets located in the Eagle Ford Shale in South Texas. If we do not complete the GeoSouthern Transaction (as defined herein) on or before June 30, 2014 (referred to herein as the “special mandatory redemption deadline”), or if the Purchase Agreement for the GeoSouthern Transaction is terminated prior to such date, we will redeem all outstanding notes at a special mandatory redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the special mandatory redemption date. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes. See “Description of the Notes — Special Mandatory Redemption.” In addition to the special mandatory redemption, we may also redeem any series of the fixed rate notes in whole or in part at any time at the redemption prices set forth under “Description of the Notes — Optional Redemption.” Except in connection with the special mandatory redemption, the floating rate notes may not be redeemed prior to maturity. The notes will be our general unsecured obligations and will rank equally in right of payment with all our existing and future unsecured and unsubordinated debt.

We do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. You should carefully read the entire accompanying prospectus and this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2015 Floating Rate Note		Total	Per 2016 Floating Rate Note		Total	Per 2016 Note		Total	Per 2018 Note		Total
Price to public(1)		%	$		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$		%	$
Proceeds, before expenses, to us(1)		%	$		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from December , 2013.

We expect that the notes will be delivered to investors on or about December        , 2013 in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

Joint Book-Running Managers

Morgan Stanley	Barclays	Goldman, Sachs & Co.

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest in the notes. These documents contain or incorporate by reference important information you should consider before making your investment decision. This prospectus supplement contains specific information about the notes being offered and the accompanying prospectus contains a general description of the notes. This prospectus supplement may add, update or change information in the accompanying prospectus. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission and, if given or made, such information or representations must not be relied upon as having been authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Devon since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, references to “us,” “we,” “our,” “ours” and “Devon” refer to Devon Energy Corporation and its subsidiaries.

DEVON ENERGY CORPORATION

Devon is a leading independent energy company engaged primarily in the exploration, development and production of oil, natural gas and natural gas liquids, or NGLs. Our operations are concentrated in various North American onshore areas in the U.S. and Canada. We also own natural gas pipelines, plants and treatment facilities in many of our producing areas, making us one of North America’s larger processors of natural gas. See “— Recent Developments — Formation of New Midstream Business with Crosstex.” Devon pioneered the commercial development of natural gas from shale and coalbed formations, and we are a proven leader in using steam to produce bitumen from the Canadian oil sands.

Recent Developments

Acquisition of GeoSouthern Properties

On November 20, 2013, we entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with a subsidiary of GeoSouthern Energy Corporation, or GeoSouthern, pursuant to which we agreed to acquire certain subsidiaries of GeoSouthern that own oil and gas properties, leasehold mineral interests and related assets located in the Eagle Ford Shale in South Texas (collectively, the “GeoSouthern Properties”). We refer to this transaction as the “GeoSouthern Transaction.” The acquired Eagle Ford acreage is located in DeWitt and Lavaca counties in Texas and is largely contiguous, with most of the position held by production. The effective date of the purchase and sale of the interests in the GeoSouthern Properties is September 1, 2013. The GeoSouthern Transaction is expected to close in the first quarter of 2014, subject to certain conditions, as described below.

The aggregate purchase price for the GeoSouthern Transaction is $6 billion, which is subject to adjustments for certain debt retirement and other payments made by us on GeoSouthern’s behalf, certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the GeoSouthern Properties following the effective date and prior to the closing date. At closing, a portion of the purchase price will be placed into escrow for a specified period to fund certain indemnity obligations of GeoSouthern under the Purchase Agreement.

Based on information provided by GeoSouthern, we have estimated that the GeoSouthern Properties include production as of September 30, 2013 of approximately 48,000 Boe per day and 82,000 net acres with approximately 1,200 undrilled locations. We have also estimated, based on information provided by GeoSouthern, that as of September 30, 2013, the GeoSouthern Properties contained total proved reserves of approximately 253 MMBoe, 53% of which were oil. The GeoSouthern Properties included 259 gross producing wells as of September 1, 2013. For a further discussion of the GeoSouthern Transaction, please see Item 1.01 of our Current Report on Form 8-K filed on November 22, 2013 and incorporated by reference into this prospectus supplement.

We expect to finance the purchase price of the GeoSouthern Transaction with the proceeds of this offering, cash on hand and borrowings of up to $             billion under a new senior unsecured term loan facility, which we refer to as the “new term loans.” We have also entered into a bridge facility commitment to provide sufficient proceeds to complete the GeoSouthern Transaction if we do not enter into the new senior unsecured term loan facility or complete this offering.

The GeoSouthern Transaction is not conditioned upon the completion of this offering and the completion of this offering is not contingent upon the completion of the GeoSouthern Transaction. However, in the event that the proposed GeoSouthern Transaction is not completed on or before June 30, 2014, or if the Purchase Agreement for the GeoSouthern Transaction is terminated prior to such date, we will be required to redeem all of the notes sold in this offering at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the special mandatory redemption date.

We cannot assure you that we will complete the GeoSouthern Transaction or the new term loans on the terms and conditions contemplated by this prospectus supplement or at all.

Formation of New Midstream Business with Crosstex

On October 21, 2013, we entered into definitive agreements with Crosstex Energy, Inc. and Crosstex Energy, L.P. to combine substantially all of our U.S. midstream assets with Crosstex’s assets to form a new midstream business. We refer to this transaction as the “Crosstex Transaction” and, together with the GeoSouthern Transaction, the “Proposed Transactions.” The new midstream business will consist of a publicly traded master limited partnership and a publicly traded general partner entity. The combined company will have approximately 7,300 miles of gathering and transportation pipelines, 13 processing plants with 3.3 Bcf of net daily processing capacity, 6 fractionators with 165 MBbl of net daily fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive crude oil trucking fleet. These assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana and Arkoma Woodford, Eagle Ford, Haynesville, Gulf Coast, Utica and Marcellus. The Crosstex Transaction, which is expected to close in the first quarter of 2014, is subject to approval by the stockholders of Crosstex Energy, Inc., as well as customary regulatory approvals and closing conditions. For a further discussion of the Crosstex Transaction, please see our Current Report on Form 8-K filed on October 22, 2013 and incorporated by reference into this prospectus supplement.

We cannot assure you that we will complete the Crosstex Transaction on the terms and conditions contemplated by this prospectus supplement or at all.

Corporate Information

Our principal and administrative offices are located at 333 West Sheridan Ave., Oklahoma City, Oklahoma 73102-5015. Our telephone number at that location is (405) 235-3611.

RISK FACTORS

An investment in the notes is subject to risk. Before you decide to invest in the notes, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference herein or therein. For further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the captions “Risk Factors” and “Information Regarding Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by annual, quarterly and other reports and documents that we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in our notes.

Risks Related to the Proposed Transactions

We may be subject to risks in connection with the proposed GeoSouthern Transaction and the acquisition of the GeoSouthern Properties.

The successful acquisition of oil and gas properties, including the proposed GeoSouthern Transaction, requires an assessment of several factors, including, but not limited to:

•	recoverable reserves;

•	future oil and gas prices and their appropriate differentials; and

•	development and operating costs and potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems and it may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections will not be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. In connection with the acquisition of the GeoSouthern Properties, we are entitled only to limited indemnification, including for environmental liabilities.

Actual proved reserves of the GeoSouthern Properties may be lower than we have initially estimated.

This prospectus supplement contains our initial estimates of proved reserves of the GeoSouthern Properties. These estimates were made by our internal engineering and professional staff based upon information furnished by GeoSouthern. Our estimates were based upon assumptions required by the SEC relating to oil and natural gas prices and costs in effect as of September 30, 2013. The process of estimating oil and natural gas reserves is complex and involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. As we own these properties over time, we will have more information to evaluate the reserves attributable to the GeoSouthern Properties, and our initial estimates may be revised accordingly. In addition, these estimates have not been audited by any independent engineering firm. Our independent engineers, in preparing our year-end 2014 reserve report, may not agree with our initial estimates of proved reserves of the GeoSouthern Properties.

The Proposed Transactions may not be completed within the expected timeframe, if at all, and the pendency of the Proposed Transactions could adversely affect our business, financial conditions, results of operations and cash flows.

Completion of the Proposed Transactions is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect the completion of the Proposed Transactions. While each of the Proposed Transactions is expected to close in the first quarter of 2014, we cannot predict when these conditions will be satisfied, if at all. Failure to complete the Proposed Transactions would, and any delay in completing the Proposed Transactions could, prevent us from realizing the anticipated benefits from the Proposed Transactions. Additionally, if we fail to close the Proposed Transactions and are otherwise in breach of our obligations, we could be liable for damages.

The Proposed Transactions may involve certain risks, and the integration or disposition of significant assets and other strategic transactions may be difficult.

Significant acquisitions and dispositions, including the Proposed Transactions, may involve certain risks, including, but not limited to:

•	diversion of our management’s attention to evaluating, negotiating and integrating or separating significant assets;

•	the challenge and cost of integrating or separating operations, information management and other technology systems and business cultures with those of ours or of any counterparty while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate assets;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•	the failure to realize the full benefit that we expect in estimated proved reserves and resource potential, production volume or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame and costs.

The process of integrating or separating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to these processes, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage these processes, or if any significant business activities are interrupted as a result of these processes, our business could suffer.

The historical and unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our results after the Proposed Transactions, and accordingly, you have limited financial information on which to evaluate us after the Proposed Transactions.

The pro forma financial information included elsewhere in this prospectus supplement, which was prepared in accordance with Article 11 of the SEC’s Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Proposed Transactions been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position after the Proposed Transactions. The pro forma financial information does not reflect future nonrecurring charges resulting from the Proposed Transactions. The unaudited pro forma condensed combined consolidated statement of operations does not reflect future events that may occur after the Proposed Transactions, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the Proposed Transactions, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Proposed Transactions that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

Risks Related to the Notes

The special mandatory redemption relating to the proposed GeoSouthern Transaction presents certain risks.

Our ability to complete the proposed GeoSouthern Transaction is subject to various closing conditions, and we may not complete it, in which case we will be required to redeem the notes as described under “Description of the Notes — Special Mandatory Redemption.” If the notes are redeemed according to the special mandatory redemption, you may not obtain your expected return on such notes and may not be able to reinvest the special mandatory redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

If the proposed GeoSouthern Transaction is completed on or before the special mandatory redemption deadline of June 30, 2014, then holders of the notes will have no other rights under the special mandatory redemption.

There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes, and such holders will therefore be subject to the risk that we may be unable to finance the special mandatory redemption if it is triggered.

The Purchase Agreement for the GeoSouthern Transaction may be amended and the form of the proposed GeoSouthern Transaction may be modified (including, in each case, in material respects) without noteholder consent.

Whether or not the special mandatory redemption is ultimately triggered, it may adversely affect trading prices for the notes prior to the special mandatory redemption deadline.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional debt and other obligations, including debt and other obligations that rank equal in right of payment with the notes. Although the indenture limits our ability to issue secured debt without also securing the notes and to consolidate with or merge into, or convey or otherwise transfer or lease our properties and assets substantially as an entirety to, any person, these limitations are subject to a number of exceptions. See “Description of Debt Securities — Covenants” in the accompanying prospectus.

Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us. The notes are effectively subordinated to any existing and future debt of our subsidiaries.

The notes are obligations exclusively of Devon Energy Corporation. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any liens on the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of September 30, 2013 on an actual and pro forma basis after giving effect to the Proposed Transactions and the financing of the GeoSouthern Transaction, we had total consolidated indebtedness with a carrying value of approximately $10.1 billion and $15.8 billion, respectively. This total includes indebtedness of our subsidiaries on an actual and pro forma basis after giving effect to the Proposed Transactions and the financing of the GeoSouthern Transaction of approximately $1.5 billion and $2.7 billion, respectively, excluding intercompany debt and trade payables, but including approximately $1.2 billion of indebtedness of Crosstex. Crosstex maintains and, following the completion of the Crosstex Transaction is expected to maintain, its own debt and lines of credit that are non-recourse to Devon.

At certain times we may redeem all or a portion of the 2018 notes at our option at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date, which may adversely affect your return.

As described under “Description of the Notes — Optional Redemption,” during the one month period prior to the maturity date of the 2018 notes, we have the right to redeem the 2018 notes in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

An active trading market for the notes may not develop.

The notes of each series are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

USE OF PROCEEDS

The net proceeds of this offering, after discounts and expenses, are estimated to be approximately $            . We intend to use the net proceeds from this offering, together with cash on hand and the new term loans, to pay a portion of the purchase price for the proposed GeoSouthern Transaction and for other general corporate purposes. Prior to using the net proceeds for their stated purposes, the net proceeds may be invested temporarily in short-term marketable securities or applied to repay commercial paper as it comes due. If we apply the proceeds to repay commercial paper, we intend to issue additional commercial paper prior to the consummation of the proposed GeoSouthern Transaction. As of November 30, 2013, our outstanding commercial paper borrowings were approximately $1.7 billion, which had a weighted average borrowing rate and maturity of 0.28% per annum and 77 days, respectively, of which approximately $443 million matures in the next 30 days. Our commercial paper borrowings were used primarily for general corporate purposes.

The completion of this offering is not contingent on the completion of the proposed GeoSouthern Transaction. However, in the event that the proposed GeoSouthern Transaction is not completed on or before June 30, 2014, or if the Purchase Agreement for the GeoSouthern Transaction is terminated prior to such date, we will be required to redeem all of the notes sold in this offering at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the special mandatory redemption date.

The following table outlines the sources and uses of funds for the proposed GeoSouthern Transaction. The table assumes that the proposed GeoSouthern Transaction and the financing transactions are completed simultaneously, although a portion of the financing transactions are expected to occur before completion of the proposed GeoSouthern Transaction.

Amounts in the following table are estimated. The actual amounts may vary from the estimated amounts set forth in the following table.

Sources of funds			Uses of funds
(Dollars in millions)
Cash		$(1)	GeoSouthern Transaction consideration	$6,000
Notes offered hereby, net of discounts and expenses
New term loans, before financing fees and expenses

Total sources of funds	$		Total uses of funds	$6,000

(1)	In addition, $500 million of cash will be used to repay the $500 million aggregate outstanding principal amount of our 5.625% senior notes due 2014 upon their maturity in January 2014.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for each of the periods set forth below have been completed on a consolidated basis and should be read in conjunction with Devon’s consolidated financial statements, including the accompanying notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Nine Months Ended September 30, 2013
	2008	2009	2010	2011	2012
	(Dollars in millions)
Ratio of earnings to fixed charges	N/A	N/A	8.71	10.74	N/A	N/A
Insufficiency of earnings to cover fixed charges	$4,208	$4,574	N/A	N/A	$319	$326

N/A Not applicable.

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of earnings from continuing operations before income taxes, plus fixed charges; and

•	“fixed charges,” which consist of interest expense and one-third of rental expense estimated to be attributable to interest.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial information relates to the Proposed Transactions, as defined elsewhere in this prospectus supplement. Unless the context requires otherwise, for purposes of this pro forma presentation, all references to ‘‘we,’’ ‘‘our,’’ or ‘‘us’’ refer to Devon Energy Corporation and its directly owned and indirectly owned subsidiaries.

We will account for each of the Proposed Transactions using the acquisition method of accounting. Under this method, the assets acquired, liabilities assumed and noncontrolling interests will be recognized at their estimated fair values measured as of the respective acquisition dates. The aggregate purchase price for the GeoSouthern Transaction is $6 billion. This purchase price is subject to adjustments for certain debt retirement and other payments made by us on GeoSouthern’s behalf, certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the GeoSouthern Properties following the effective date and prior to the closing date. For accounting purposes, the aggregate purchase price for the Crosstex Transaction is currently estimated to be approximately $5.8 billion. This purchase price is subject to adjustment for changes in the trading prices of the outstanding common shares of Crosstex Energy, Inc. (“Crosstex”) and the outstanding common units of Crosstex Energy, L.P. (the “Partnership”), as well as changes in the basis of the net assets Devon will contribute to the Crosstex Transaction, from current estimates to the values on the closing date.

The following unaudited pro forma consolidated financial statements are based on the historical financial statements of Devon, Crosstex and GeoSouthern. The GeoSouthern historical financial statements include amounts related to minor assets that are not included in the GeoSouthern Transaction. The unaudited pro forma consolidated financial statements include two separate sets of financial statements with one set of notes. The first set of financial statements presents the pro forma adjustments for the GeoSouthern Transaction and our pro forma consolidated financial condition and results of operations after consideration of the Proposed Transactions. The second set of financial statements presents the pro forma adjustments for the Crosstex Transaction and our pro forma consolidated financial condition and results of operations after consideration of the Crosstex Transaction.

The unaudited pro forma consolidated balance sheets as of September 30, 2013 assume the Proposed Transactions occurred on September 30, 2013. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 assume the Proposed Transactions occurred on January 1, 2012. The unaudited pro forma consolidated financial statements do not present our actual results of operations had the Proposed Transactions been completed at the dates indicated. In addition, they do not project our results of operations for any future period. The unaudited pro forma consolidated financial statements reflect the following significant assumptions and transactions:

•	Devon will acquire certain GeoSouthern subsidiaries that own oil and gas properties, leasehold mineral interests and related assets located in the Eagle Ford Shale;

•	the GeoSouthern Properties acquired and liabilities assumed by Devon will be recorded at their fair values;

•	Devon will contribute its midstream assets in the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as a 38.75% economic equity interest in Gulf Coast Fractionators to Devon Midstream Holdings, L.P. (“Midstream Holdings”), a wholly owned subsidiary of Devon;

•	a Devon subsidiary owning 50% of Devon’s limited partner interest in Midstream Holdings and holding $100 million in cash will merge with a subsidiary of New Public Rangers, L.L.C. (“New Public Rangers”), a wholly owned subsidiary of Devon, and Devon will receive 115,495,669 New Public Rangers Class B Units, representing an approximate 70% interest in New Public Rangers;

•

Devon will contribute 50% of its limited partner interest in Midstream Holdings and all of its interest in the general partner of Midstream Holdings to a wholly owned subsidiary of the Partnership in exchange for 120,542,441 Class B Partnership Units, representing an approximate 53% limited partner interest in the Partnership;

•	Midstream Holdings will become a party to certain 10-year, fixed-fee gathering, processing and transportation agreements with Devon pursuant to which Devon will dedicate to Midstream Holdings specified natural gas production from certain acreage in the Barnett, Cana-Woodford and Arkoma-Woodford Shales;

•	New Public Rangers will issue approximately 48.9 million New Public Rangers Common Units and distribute an aggregate of $100 million in cash to Crosstex public stockholders in exchange for all of Crosstex’s outstanding shares; and

•	the Crosstex assets acquired and liabilities assumed by New Public Rangers, as well as the noncontrolling interests in New Public Rangers and the Partnership, will be recorded at their fair values with the excess purchase price over the estimated fair value of Crosstex’s net assets acquired recorded as goodwill.

The unaudited pro forma consolidated financial statements and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America. These accounting principles are consistent with those used in, and should be read together with, our historical financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

The adjustments reflected in the unaudited pro forma consolidated financial statements are based on currently available information and certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the Proposed Transactions. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with GAAP.

DEVON ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2013

	Devon Historical	Pro Forma, As Adjusted For Crosstex Merger	GeoSouthern Historical	GeoSouthern Acquisition Adjustments(a)		Pro Forma, As Adjusted
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$4,320	$4,334	$107	$(1,456	)(d)	$2,985
Accounts receivable	1,520	1,724	152	(1	)(b)	1,875
Other current assets	475	497	11	—		508

Total current assets	6,315	6,555	270	(1,457)		5,368

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	73,009	73,009	1,700	3,238	(b)	77,947
Not subject to amortization	3,319	3,319	281	710	(b)	4,310

Total oil and gas	76,328	76,328	1,981	3,948		82,257
Other	6,050	8,156	59	16	(b)	8,231

Total property and equipment, at cost	82,378	84,484	2,040	3,964		90,488
Less accumulated depreciation and amortization	(54,416)	(54,416)	(498)	498	(b)	(54,416)

Property and equipment, net	27,962	30,068	1,542	4,462		36,072

Goodwill	5,954	8,604	—	—		8,604
Intangible assets	—	445	—	—		445
Other long-term assets	615	837	4	47	(b)(d)	888

Total assets	$40,846	$46,509	$1,816	$3,052		$51,377

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,269	$1,305	$107	$—		$1,412
Revenue and royalties payable	807	807	—	—		807
Short-term debt	2,112	2,112	—	—		2,112
Other current liabilities	594	843	264	(7	)(b)	1,100

Total current liabilities	4,782	5,067	371	(7)		5,431
Long-term debt	7,956	9,150	662	3,838	(d)	13,650
Asset retirement obligations	2,161	2,161	4	—		2,165
Other long-term liabilities	830	938	—	—		938
Deferred income taxes	4,505	4,737	13	(13	)(c)	4,737
Stockholders’ equity	20,612	24,456	766	(766	)(b)	24,456

Total liabilities and stockholders’ equity	$40,846	$46,509	$1,816	$3,052		$51,377

See accompanying notes to the pro forma consolidated financial statements.

DEVON ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2013

	Devon Historical	Pro Forma, As Adjusted For Crosstex Merger	GeoSouthern Historical	GeoSouthern Acquisition Adjustments		Pro Forma, As Adjusted
	(in millions, except per share data)
Revenues:
Oil, gas and NGL sales	$6,367	$6,442	$689	$—		$7,131
Oil, gas and NGL derivatives	(95)	(95)	—	—		(95)
Marketing and midstream revenues	1,511	2,689	18	—		2,707

Total revenues	7,783	9,036	707	—		9,743

Expenses and other, net:
Lease operating expenses	1,684	1,718	64	—		1,782
Marketing and midstream operating costs and expenses	1,128	2,124	15	—		2,139
Depreciation, depletion and amortization	2,069	2,156	127	320	(e)	2,603
Exploration expenses	—	—	3	(3	)(g)	—
General and administrative expenses	460	513	32	(23	)(g)	522
Taxes other than income taxes	353	356	22	—		378
Interest expense	322	359	6	65	(f)	430
Restructuring costs	50	50	—	—		50
Asset impairments	1,960	1,960	—	—		1,960
Other, net	83	84	—	—		84

Total expenses and other, net	8,109	9,320	269	359		9,948

Earnings (loss) before income taxes	(326)	(284)	438	(359)		(205)
Income tax expense (benefit)	(99)	(84)	6	22	(h)	(56)

Net earnings (loss)	(227)	(200)	432	(381)		(149)
Noncontrolling interests	—	82	—	—		82

Net earnings (loss) attributable to Devon	$(227)	$(282)	$432	$(381)		$(231)

Net loss per share:
Basic	$(0.57)	$(0.69)				$(0.57)
Diluted	$(0.57)	$(0.69)				$(0.57)
Weighted average number of shares outstanding:
Basic	406	406				406
Diluted	406	406				406

See accompanying notes to the pro forma consolidated financial statements.

DEVON ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2012

	Devon Historical	Pro Forma, As Adjusted For Crosstex Merger	GeoSouthern Historical	GeoSouthern Acquisition Adjustments(a)		Pro Forma, As Adjusted
	(in millions, except per share data)
Revenues:
Oil, gas and NGL sales	$7,153	$7,227	$757	$—		$7,984
Oil, gas and NGL derivatives	693	693	—	—		693
Marketing and midstream revenues	1,656	3,203	71	—		3,274

Total revenues	9,502	11,123	828	—		11,951

Expenses and other, net:
Lease operating expenses	2,074	2,155	61	—		2,216
Marketing and midstream operating costs and expenses	1,246	2,479	56	—		2,535
Depreciation, depletion and amortization	2,811	2,921	242	314	(e)	3,477
Exploration expenses	—	—	70	(70	)(g)	—
General and administrative expenses	692	757	47	(21	)(g)	783
Taxes other than income taxes	414	417	38	—		455
Interest expense	406	469	6	89	(f)	564
Restructuring costs	74	74	—	—		74
Asset impairments	2,024	2,024	—	—		2,024
Other, net	78	70	(1)	—		69

Total expenses and other, net	9,819	11,366	519	312		12,197

Earnings (loss) before income taxes	(317)	(243)	309	(312)		(246)
Income tax expense (benefit)	(132)	(105)	4	(5	)(h)	(106)

Net earnings (loss)	(185)	(138)	305	(307)		(140)
Noncontrolling interests	—	94	—	—		94

Net earnings (loss) attributable to Devon	$(185)	$(232)	$305	$(307)		$(234)

Net earnings (loss) per share:
Basic	$(0.46)	$(0.57)				$(0.58)
Diluted	$(0.46)	$(0.57)				$(0.58)
Weighted average number of shares outstanding:
Basic	404	404				404
Diluted	404	404				404

See accompanying notes to the pro forma consolidated financial statements.

DEVON ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2013

	Devon Historical	Crosstex Historical	Crosstex Merger Adjustments(i)		Pro Forma, As Adjusted For Crosstex Merger
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$4,320	$14	$—	(j)	$4,334
Accounts receivable	1,520	204	—		1,724
Other current assets	475	22	—		497

Total current assets	6,315	240	—		6,555

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	73,009	—	—		73,009
Not subject to amortization	3,319	—	—		3,319

Total oil and gas	76,328	—	—		76,328
Other	6,050	2,424	(318	)(j)	8,156

Total property and equipment, at cost	82,378	2,424	(318)		84,484
Less accumulated depreciation and amortization	(54,416)	(574)	574	(j)	(54,416)

Property and equipment, net	27,962	1,850	256		30,068

Goodwill	5,954	154	2,496	(k)	8,604
Intangible assets	—	325	120	(j)	445
Other long-term assets	615	124	98	(j)	837

Total assets	$40,846	$2,693	$2,970		$46,509

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,269	$36	$—		$1,305
Revenue and royalties payable	807	—	—		807
Short-term debt	2,112	—	—		2,112
Other current liabilities	594	227	22	(j)	843

Total current liabilities	4,782	263	22		5,067
Long-term debt	7,956	1,102	92	(j)	9,150
Asset retirement obligations	2,161	—	—		2,161
Other long-term liabilities	830	28	80	(j)	938
Deferred income taxes	4,505	124	108	(l)	4,737
Stockholders’ equity	20,612	1,176	2,668		24,456

Total liabilities and stockholders’ equity	$40,846	$2,693	$2,970		$46,509

See accompanying notes to the pro forma consolidated financial statements.

DEVON ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2013

	Devon Historical	Crosstex Historical	Crosstex Merger Adjustments		Pro Forma, As Adjusted For Crosstex Merger
	(in millions, except per share data)
Revenues:
Oil, gas and NGL sales	$6,367	$—	$75	(m)	$6,442
Oil, gas and NGL derivatives	(95)	—	—		(95)
Marketing and midstream revenues	1,511	1,369	(191	)(m)	2,689

Total revenues	7,783	1,369	(116)		9,036

Expenses and other, net:
Lease operating expenses	1,684	—	34	(m)	1,718
Marketing and midstream operating costs and expenses	1,128	1,182	(186	)(m)(n)	2,124
Depreciation, depletion and amortization	2,069	102	(15	)(o)	2,156
Exploration expenses	—	—	—		—
General and administrative expenses	460	53	—		513
Taxes other than income taxes	353	—	3	(m)	356
Interest expense	322	55	(18	)(q)	359
Restructuring costs	50	—	—		50
Asset impairments	1,960	73	(73	)(p)	1,960
Other, net	83	1	—		84

Total expenses and other, net	8,109	1,466	(255)		9,320

Earnings (loss) before income taxes	(326)	(97)	139		(284)
Income tax expense (benefit)	(99)	(8)	23	(r)	(84)

Net earnings (loss)	(227)	(89)	116		(200)
Noncontrolling interests	—	(70)	152	(s)	82

Net earnings (loss) attributable to Devon	$(227)	$(19)	$(36)		$(282)

Net loss per share:
Basic	$(0.57)				$(0.69)
Diluted	$(0.57)				$(0.69)
Weighted average number of shares outstanding:
Basic	406				406
Diluted	406				406

See accompanying notes to the pro forma consolidated financial statements.

DEVON ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2012

	Devon Historical	Crosstex Historical	Crosstex Merger Adjustments		Pro Forma, As Adjusted For Crosstex Merger
	(in millions, except per share data)
Revenues:
Oil, gas and NGL sales	$7,153	$—	$74	(m)	$7,227
Oil, gas and NGL derivatives	693	—	—		693
Marketing and midstream revenues	1,656	1,791	(244	)(m)	3,203

Total revenues	9,502	1,791	(170)		11,123

Expenses and other, net:
Lease operating expenses	2,074	—	81	(m)	2,155
Marketing and midstream operating costs and expenses	1,246	1,528	(295	)(m)(n)	2,479
Depreciation, depletion and amortization	2,811	162	(52	)(o)	2,921
Exploration expenses	—	—	—		—
General and administrative expenses	692	65	—		757
Taxes other than income taxes	414	—	3	(m)	417
Interest expense	406	87	(24	)(q)	469
Restructuring costs	74	—	—		74
Asset impairments	2,024	—	—		2,024
Other, net	78	(8)	—		70

Total expenses and other, net	9,819	1,834	(287)		11,366

Earnings (loss) before income taxes	(317)	(43)	117		(243)
Income tax expense (benefit)	(132)	(7)	34	(r)	(105)

Net earnings (loss)	(185)	(36)	83		(138)
Noncontrolling interests	—	(24)	118	(s)	94

Net earnings (loss)	$(185)	$(12)	$(35)		$(232)

Net earnings (loss) per share:
Basic	$(0.46)				$(0.57)
Diluted	$(0.46)				$(0.57)
Weighted average number of shares outstanding:
Basic	404				404
Diluted	404				404

See accompanying notes to the pro forma consolidated financial statements.

DEVON ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma consolidated financial statements give effect to the Proposed Transactions under the acquisition method of accounting. Under this method, the tangible and identifiable intangible assets acquired, liabilities assumed and noncontrolling interests are recorded at their estimated fair values measured as of the respective acquisition dates. The excess of the purchase price over the estimated fair values of Crosstex’s net assets acquired will be recorded as goodwill. No goodwill is expected to result from the GeoSouthern Transaction. The pro forma adjustments have been prepared as if the Proposed Transactions had taken place on September 30, 2013 in the case of the pro forma balance sheets and on January 1, 2012 in the case of the pro forma statements of operations. These transactions and adjustments are described in Note 3 to these unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements should be read in conjunction with Devon’s Annual Report on Form 10-K for the year ended December 31, 2012, quarterly report on Form 10-Q for the quarter ended September 30, 2013 and Current Report on Form 8-K filed on December 11, 2013, which are incorporated herein by reference.

2. Summary of Significant Accounting Policies

The accounting policies used in preparing the unaudited pro forma consolidated financial statements are those used by Devon as set forth in its Annual Report on Form 10-K for the year ended December 31, 2012.

3. Pro Forma Adjustments and Assumptions

The accompanying unaudited pro forma financial statements give pro forma effect to the following adjustments related to the Proposed Transactions. Additionally, the historical GeoSouthern financial statements include $18 million of assets as of September 30, 2013 and $9 million of exploration expenses for the year ended December 31, 2012 that are not associated with the GeoSouthern Transaction.

GeoSouthern Transaction Adjustments

(a)	Adjustments to remove the GeoSouthern assets not included in the GeoSouthern Transaction and adjustments to reflect the GeoSouthern Transaction under the acquisition method of accounting. The estimated fair values and asset useful lives are based on preliminary management estimates and are subject to adjustment after the closing of the GeoSouthern Transaction based upon our final analysis.

The estimated purchase price and preliminary allocation of the purchase price is as follows (in millions):

Aggregate purchase price(1)	$6,000
Purchase price adjustments(2)	(758)

Total consideration	$5,242

GeoSouthern fair values:
Current assets	$268
Property, plant and equipment, net	6,004
Other current liabilities	(364)
Long-term debt	(662)
Asset retirement obligations	(4)

Total consideration	$5,242

(1)	The aggregate purchase price is a known, fixed amount.
(2)	The purchase price adjustments consist of certain debt retirement and other payments made by us on GeoSouthern’s behalf, certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the GeoSouthern Properties following the effective date and prior to the closing date. This estimate is based on the GeoSouthern working capital and debt balances as of September 30, 2013. Changes in the adjustments would increase or decrease the amount of property, plant and equipment recognized by the same amount.

(b)	Adjustments to remove the GeoSouthern assets not included in the GeoSouthern Transaction and adjustments to reflect GeoSouthern’s assets and liabilities at their estimated fair values. We estimated the fair values of property, plant and equipment based upon forecasted discounted future cash flows.

(c)	Represents the elimination of GeoSouthern’s historical deferred tax liabilities. We do not expect significant deferred tax liabilities to result from the GeoSouthern Transaction because our tax basis will be based on the GeoSouthern Transaction values.

(d)	Represents our issuance of $4.5 billion of new debt as described in this prospectus supplement, including $51 million of issuance costs, as well as an adjustment to retire $662 million of GeoSouthern’s debt. The adjustment to cash and cash equivalents is the result of the following (in millions):

Issuance of debt, net of issuance costs	$4,449
Consideration paid	(5,242)
GeoSouthern debt retirement	(662)
Assets not contributed	(1)

Net pro forma adjustment	$(1,456)

(e)	Reflects adjustments to depreciation, depletion and amortization resulting from the effects of the purchase accounting adjustments in (b) above.

(f)	Represents estimated interest expense and amortization of debt issuance costs associated with the new debt issued in (d) above, using an assumed effective interest rate of 2.12%, which is based on the terms of our bridge loan commitment. Based on current market conditions, we anticipate our weighted-average effective interest rate will be lower than that for our bridge loan commitment. A 25-basis point change in the assumed effective interest rate would change annual interest expense by approximately $11 million. This adjustment is partially offset by the elimination of GeoSouthern’s historical interest expense associated with the retired GeoSouthern debt discussed in (d) above.

(g)	GeoSouthern uses the successful efforts method of accounting for its oil and gas properties, whereas Devon uses the full cost method of accounting for its oil and gas properties. Accordingly, we capitalize all costs incidental to the acquisition, exploration and development of oil and gas properties, including exploration and certain general and administrative expenses. The adjustments reflect the reversal of GeoSouthern’s historical exploration expense and capitalization of general and administrative expenses directly related to the acquisition, exploration and development of oil and gas properties. The adjustments to general and administrative expenses also include the reversal of an investment management fee and certain other fees that we are not assuming as part of the GeoSouthern Transaction.

(h)	GeoSouthern’s historical operations are not subject to income taxes. However, GeoSouthern’s operations will be subject to federal and state income taxes after the GeoSouthern Transaction. This adjustment reflects the additional income tax expense attributable to GeoSouthern’s operations.

Crosstex Transaction Adjustments

(i)	Adjustments to reflect the Crosstex Transaction under the acquisition method of accounting. The estimated fair values and asset useful lives are based on preliminary management estimates and are subject to adjustment after the closing of the Crosstex Transaction based upon our final analysis.

The following table summarizes the preliminary estimate of the purchase price (in millions, except conversion ratio, share price and unit price).

Midstream Holdings carryover basis:
Total carryover basis	$1,764
Adjustment for change in tax status	189

Total consideration before noncontrolling interests	$1,953

Crosstex outstanding common shares subject to conversion	48.9
Conversion ratio	1.0

Converted shares	48.9
Crosstex common share price(1)	$31.00

Crosstex common shares conversion value	$1,515
Crosstex outstanding stock options value	1

Crosstex consideration	$1,516

Partnership outstanding units	91.3
Partnership common unit price(2)	$25.50

Partnership consideration	$2,328

Total fair value of noncontrolling interests(3)	$3,844

Total consideration and fair value of noncontrolling interests	$5,797

(1)	For purposes of estimating and determining the final purchase price, the $100 million cash distribution to Crosstex’s public shareholders is assumed to be included in the market price of Crosstex common stock. The final purchase price will be based on the fair value of the shares of Crosstex common stock subject to conversion as of the closing date of the Crosstex Transaction. The estimated fair value of the shares of Crosstex common stock is based on a price that approximates the trading price as of November 14, 2013, which may vary materially from the current estimate. A 10% or 20% change in the trading price of the shares of Crosstex common stock would change the total purchase price by approximately $152 million or $258 million, respectively. The purchase price change would increase or decrease the amount of goodwill recognized from the Crosstex Transaction by the same amount.
(2)	The estimated fair value of the Partnership’s common units is based on a price that approximates the trading price as of November 14, 2013, which may vary materially from the current estimate. The final purchase price will be based on the fair value of the Partnership’s common units as of the closing date of the Crosstex Transaction. A 10% or 20% change in the trading price of the Partnership’s common units would change the total purchase price by approximately $233 million or $466 million, respectively. The purchase price change would increase or decrease the amount of goodwill recognized from the Crosstex Transaction by the same amount.
(3)	Noncontrolling interests consist of the fair value of the Crosstex common stock discussed in (1) above, and the fair value of the Partnership’s approximately 91.3 million common units outstanding to public unitholders after the Crosstex Transaction (representing an approximate 39% interest in the Partnership), as discussed in (2) above.

The preliminary allocation of the purchase price is as follows (in millions).

Midstream Holdings adjusted carryover basis	$1,953
Crosstex fair values:
Current assets	240
Property, plant and equipment, net	2,106
Intangible assets	445
Other long-term assets	222
Goodwill	2,650
Current liabilities	(285)
Long-term debt	(1,194)
Deferred income taxes	(232)
Other long-term liabilities	(108)

Total consideration and fair value of noncontrolling interests	$5,797

(j)	Adjustments to reflect Crosstex’s assets and liabilities at their estimated fair values. The adjustment to cash is the result of offsetting $100 million adjustments for the cash contributed by Devon, which is then distributed to Crosstex’s common shareholders. We estimated the fair values of property, plant and equipment and the related customer relationship values included in intangible assets based upon forecasted discounted future cash flows and estimated replacement costs. We estimated the fair values of an equity investment included in other long-term assets, as well as long-term debt, based on third-party market quotations. The increases in other current and long-term liabilities primarily relate to the recognition of a $100 million liability associated with an onerous performance obligation, the fair value of which was based on forecasted discounted cash obligations under the related contract.

(k)	An adjustment to reverse Crosstex’s $154 million of historical goodwill and an adjustment to reflect the $2,650 million of goodwill resulting from the Crosstex Transaction.

(l)	An adjustment of $108 million to increase deferred tax liabilities for the tax effects of the purchase accounting adjustments. Additionally, in conjunction with the Crosstex Transaction, Midstream Holdings will be created as a partnership, and its operating subsidiaries will be nontaxable entities, except for certain state taxes. Accordingly, the 50% interest in Midstream Holdings, including its subsidiaries, owned by the Partnership will not be subject to corporate federal income taxes. As such, included in this adjustment are offsetting adjustments that reflect the reversal of $189 million of deferred tax liabilities at the Partnership resulting from the change in Midstream Holdings’ tax status and the recognition of those same deferred tax liabilities by us.

(m)	Reflects a duly authorized contract change that pertains to the assets owned by Midstream Holdings and takes effect upon completion of the Crosstex Transaction to convert the natural gas processing percent-of-proceeds contracts to fixed-fee contracts and to effect changes to the related natural gas gathering contracts. This contract change impacts operating revenues and expenses as presented in the table below. The entry into commercial agreements reflecting this change is a condition to the Partnership’s obligation to consummate certain transactions, which must be completed substantially concurrently with the Crosstex Transaction.

Additionally, Crosstex received revenues from us during the periods presented. These intercompany transactions are reversed out of marketing and midstream revenues and lease operating expenses as presented in the following table.

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(in millions)
Oil, gas, and NGL sales — contract changes	$75	$74

Marketing and midstream revenues:
Contract changes	$(136)	$(171)
Elimination of intercompany transactions	(55)	(73)

Total marketing and midstream revenues adjustments	$(191)	$(244)

Lease operating expenses:
Contract changes	$89	$154
Elimination of intercompany transactions	(55)	(73)

Total lease operating expense adjustments	$34	$81

Marketing and midstream operating costs and expenses — contract changes	$(172)	$(277)

Taxes other than income taxes — contract changes	$3	$3

(n)	Reflects the elimination of the Partnership’s monthly product purchases associated with the onerous performance obligation described in adjustment (j) above. For pro forma purposes, the monthly product purchases associated with this performance obligation are now assumed to reduce the liability rather than be recognized as expense. The following summarizes the pro forma adjustments to product purchases.

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(in millions)
Contract changes in adjustment (m) above	$(172)	$(277)
Performance obligation adjustment	(14)	(18)

Marketing and midstream operating costs and expenses total pro forma adjustment	$(186)	$(295)

(o)	Reflects adjustments to depreciation and amortization resulting from the effects of the purchase accounting adjustments in (i) above and the effects of increasing the estimated useful lives used to calculate depreciation and amortization. The longer estimated useful lives correspond to the expected lives used to determine the fair values of property, plant and equipment and related identifiable intangible assets.

(p)	The reversal of intangible asset impairments that would not have been recognized based on the estimated fair values used for purchase accounting.

(q)	Represents adjustments to reverse the Partnership’s historical amortization expense associated with capitalized debt issuance costs eliminated in adjustment (j), as well as adjustments to amortize the fair value of the debt purchase price adjustment using the effective interest rate method.

(r)	Reflects adjustments to income tax expense attributable to the increase in income before taxes due to the pro forma adjustments.

(s)	Income attributable to noncontrolling interests, which represents the publicly owned interests in New Public Rangers and the Partnership.

4. Supplemental Pro Forma Information on Oil and Gas Operations

Supplemental pro forma information regarding Devon’s oil and gas activities is presented in this note. The information is provided separately by country.

Proved Reserves

The following tables present the estimated proved reserves by product for Devon, GeoSouthern and the combined company on a pro forma basis.

	Oil (MMBbls)
	U.S.			Canada	Total
	Devon Historical	GeoSouthern Historical	Combined	Devon Historical	Pro Forma
Proved developed and undeveloped reserves:
December 31, 2011	168	54	222	80	302
Revisions due to prices	(1)	—	(1)	(5)	(6)
Revisions other than price	(6)	19	13	(2)	11
Extensions and discoveries	65	97	162	7	169
Purchases of reserves	—	—	—	—	—
Production	(21)	(7)	(28)	(15)	(43)
Sale of reserves	—	—	—	—	—

December 31, 2012	205	163	368	65	433

Proved developed reserves as of:
December 31, 2012	166	29	195	62	257
Proved developed-producing reserves as of:
December 31, 2012	155	26	181	56	237
Proved undeveloped reserves as of:
December 31, 2012	39	134	173	3	176

	Bitumen (MMBbls)
	U.S.			Canada	Total
	Devon Historical	GeoSouthern Historical	Combined	Devon Historical	Pro Forma
Proved developed and undeveloped reserves:
December 31, 2011	—	—	—	457	457
Revisions due to prices	—	—	—	14	14
Revisions other than price	—	—	—	7	7
Extensions and discoveries	—	—	—	67	67
Purchases of reserves	—	—	—	—	—
Production	—	—	—	(17)	(17)
Sale of reserves	—	—	—	—	—

December 31, 2012	—	—	—	528	528

Proved developed reserves as of:
December 31, 2012	—	—	—	99	99
Proved developed-producing reserves as of:
December 31, 2012	—	—	—	99	99
Proved undeveloped reserves as of:
December 31, 2012	—	—	—	429	429

	Gas (Bcf)
	U.S.			Canada	Total
	Devon Historical	GeoSouthern Historical	Combined	Devon Historical	Pro Forma
Proved developed and undeveloped reserves:
December 31, 2011	9,507	210	9,717	979	10,696
Revisions due to prices	(831)	—	(831)	(99)	(930)
Revisions other than price	(287)	(2)	(289)	(33)	(322)
Extensions and discoveries	1,124	294	1,418	34	1,452
Purchases of reserves	2	—	2	—	2
Production	(752)	(22)	(774)	(186)	(960)
Sale of reserves	(1)	—	(1)	(11)	(12)

December 31, 2012	8,762	480	9,242	684	9,926

Proved developed reserves as of:
December 31, 2012	7,391	77	7,468	679	8,147
Proved developed-producing reserves as of:
December 31, 2012	7,091	71	7,162	624	7,786
Proved undeveloped reserves as of:
December 31, 2012	1,371	403	1,774	5	1,779

	Natural Gas Liquids (MMBbls)
	U.S.			Canada	Total
	Devon Historical	GeoSouthern Historical	Combined	Devon Historical	Pro Forma
Proved developed and undeveloped reserves:
December 31, 2011	525	—	525	27	552
Revisions due to prices	(19)	—	(19)	(5)	(24)
Revisions other than price	(13)	27	14	—	14
Extensions and discoveries	114	41	155	2	157
Purchases of reserves	—	—	—	—	—
Production	(36)	(1)	(37)	(4)	(41)
Sale of reserves	—	—	—	—	—

December 31, 2012	571	67	638	20	658

Proved developed reserves as of:
December 31, 2012	431	11	442	20	462
Proved developed-producing reserves as of:
December 31, 2012	406	10	416	19	435
Proved undeveloped reserves as of:
December 31, 2012	140	56	196	—	196

	Total (MMBoe)(1)
	U.S.			Canada	Total
	Devon Historical	GeoSouthern Historical	Combined	Devon Historical	Pro Forma
Proved developed and undeveloped reserves:
December 31, 2011	2,278	89	2,367	727	3,094
Revisions due to prices	(159)	—	(159)	(12)	(171)
Revisions other than price	(67)	46	(21)	(1)	(22)
Extensions and discoveries	367	186	553	82	635
Purchases of reserves	—	—	—	—	—
Production	(183)	(11)	(194)	(67)	(261)
Sale of reserves	—	—	—	(2)	(2)

December 31, 2012	2,236	310	2,546	727	3,273

Proved developed reserves as of:
December 31, 2012	1,829	53	1,882	294	2,176
Proved developed-producing reserves as of:
December 31, 2012	1,743	48	1,791	278	2,069
Proved undeveloped reserves as of:
December 31, 2012	407	257	664	433	1,097

(1)	Gas reserves are converted to Boe at the rate of six Mcf per Bbl of oil, based upon the approximate relative energy content of gas and oil. This rate is not necessarily indicative of the relationship of natural gas and oil prices. Bitumen and natural gas liquids reserves are converted to Boe on a one-to-one basis with oil.

Proved Undeveloped Reserves

The following table presents the changes in total proved undeveloped reserves during 2012 (in MMBoe) for Devon, GeoSouthern and the combined company on a pro forma basis.

	U.S.			Canada	Total
	Devon Historical	GeoSouthern Historical	Combined	Devon Historical	Pro Forma
Proved undeveloped reserves as of December 31, 2011	403	65	468	379	847
Extensions and discoveries	134	163	297	68	365
Revisions due to prices	(47)	—	(47)	9	(38)
Revisions other than price	(10)	34	24	(6)	18
Conversion to proved developed reserves	(73)	(5)	(78)	(17)	(95)

Proved undeveloped reserves as of December 31, 2012	407	257	664	433	1,097

Standardized Measure

The following table presents the standardized measure of discounted future net cash flows relating to proved reserves for Devon, GeoSouthern and the combined company on a pro forma basis.

	U.S.			Canada	Total
	Devon Historical	GeoSouthern Historical	Combined	Devon Historical	Pro Forma
	(In millions)
Future cash inflows	$55,297	$19,656	$74,953	$33,570	$108,523
Future costs:
Development	(6,556)	(2,505)	(9,061)	(6,211)	(15,272)
Production	(24,265)	(4,401)	(28,666)	(16,611)	(45,277)
Future income tax expense (1)	(6,542)	(2,836)	(9,378)	(1,992)	(11,370)

Future net cash flows	17,934	9,914	27,848	8,756	36,604
10% discount to reflect timing of cash flows	(9,036)	(4,625)	(13,661)	(4,433)	(18,094)

Standardized measure of discounted future net cash flows	$8,898	$5,289	$14,187	$4,323	$18,510

(1)	On a historical basis, GeoSouthern was not subject to federal income taxes but was subject to Texas margin tax. However, for purposes of calculating GeoSouthern’s historical standardized measure, GeoSouthern was deemed to be part of Devon’s overall corporate tax structure and subject to federal income tax. Therefore, an estimated income tax provision based on statutory tax rates is included in GeoSouthern’s historical standardized measure.

The principal changes in Devon’s, GeoSouthern’s and the combined company’s standardized measure of discounted future net cash flows are as follows:

	Year Ended December 31, 2012
	Devon Historical	GeoSouthern Historical	Pro Forma
	(In millions)
Beginning balance	$17,844	$2,046	$19,890
Net changes in prices and production costs	(9,889)	(405)	(10,294)
Oil, bitumen, gas and NGL sales, net of production costs	(4,388)	(658)	(5,046)
Changes in estimated future development costs	(1,094)	110	(984)
Extensions and discoveries, net of future development costs	4,669	3,993	8,662
Purchase of reserves	18	—	18
Sales of reserves in place	(25)	—	(25)
Revisions of quantity estimates	162	651	813
Previously estimated development costs incurred during the period	1,321	103	1,424
Accretion discount	1,420	265	1,685
Other, primarily changes in timing and foreign exchange rates	113	67	180
Net change in income taxes (1)	3,070	(883)	2,187

Ending balance	$13,221	$5,289	$18,510

(1)	On a historical basis, GeoSouthern was not subject to federal income taxes but was subject to Texas margin tax. However, for purposes of calculating GeoSouthern’s historical standardized measure, GeoSouthern was deemed to be part of Devon’s overall corporate tax structure and subject to federal income tax. Therefore, an estimated income tax provision based on statutory tax rates is included in GeoSouthern’s historical standardized measure.

DESCRIPTION OF INDEBTEDNESS

For information concerning our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources, Uses and Liquidity — Sources and Uses of Cash” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, incorporated by reference in this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources, Uses and Liquidity — Sources and Uses of Cash” in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement and note 14 to our consolidated financial statements included in such Form 10-K. You should read this information in conjunction with (1) the sections entitled “Devon Energy Corporation — Recent Developments — Acquisition of GeoSouthern Properties”, “Risk Factors” and “Use of Proceeds” included in this prospectus supplement, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, each incorporated by reference in this prospectus supplement, (3) our Current Report on Form 8-K filed with the SEC on December 11, 2013, and the exhibits filed therewith, which is incorporated by reference in this prospectus supplement and (4) our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement.

We expect to incur borrowings under the new term loans to finance a portion of the proposed GeoSouthern Transaction. We expect such borrowings to be pursuant to a new senior unsecured term loan facility that will be based on and be substantially similar to our existing credit agreement. We expect that the new term loans would be comprised of two tranches: (1) up to a $         billion three year tranche, and (2) up to a $         billion five year tranche. We expect that the three year tranche would not be subject to scheduled amortization while the five year tranche would begin to amortize after the third anniversary of the closing at a quarterly rate of 5.0% of its initial aggregate principal amount, increasing to a quarterly rate of 12.5% of its initial aggregate principal amount after the fourth anniversary of the closing. The foregoing description of the new senior unsecured term loan facility is not complete and remains subject to final negotiation of the definitive agreements.

The new term loans will bear interest at a rate per annum equal to, at our election, the prime rate then in effect plus a margin or the Adjusted LIBOR plus a margin ranging from 112.5 basis points to 162.5 basis points for the three year tranche and ranging from 125 basis points to 175 basis points for the five year tranche, in each case based on our senior unsecured long-term debt rating. For these purposes, “Adjusted LIBOR” is the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for London interbank market for a period of one, two, three or six months, in each case as selected by us, appearing on Page LIBOR01 of the Reuters screen (or applicable successor service).

The new senior unsecured term loan facility commitment contains, and the credit agreement in respect of the new senior unsecured term loan facility is expected to contain, certain customary conditions to funding.

If the new senior unsecured term loan facility is not completed or if the aggregate net proceeds from this offering or the new term loans are less than the amounts indicated in the section entitled “Use of Proceeds”, and we are unable to obtain such additional debt financing prior to the closing of the GeoSouthern Transaction, we have obtained committed financing in the form of a senior unsecured bridge loan as described below.

In connection with entering into the Purchase Agreement for the GeoSouthern Transaction, we obtained a $4.5 billion bridge loan commitment to provide financing for the GeoSouthern Transaction. The bridge loan commitment will be reduced on a dollar-for-dollar basis by, among other things, the net proceeds of this offering and by the committed amount of the new senior unsecured term loan facility when the credit agreement in respect of the new senior unsecured term loan facility becomes effective or, without duplication, if the new term loans are funded on the date the credit agreement with respect thereto is entered into, the net cash proceeds of any new term loans.

Borrowings under the bridge loan commitment, if any, will bear interest at a rate equal to, at our election, the prime rate then in effect plus a margin or the Adjusted LIBOR plus a margin ranging from 100 basis points to 200 basis points per annum, based on our senior unsecured long-term debt rating, which margin will increase by 25 basis points at the end of each of the first two 90-day periods following the closing date and by 50 basis points at the end of the third 90-day period following the closing date. For these purposes, “Adjusted LIBOR” is the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for London interbank market for a period of one, two, three or six months, in each case as selected by us, appearing on Page LIBOR01 of the Reuters screen (or applicable successor service). Borrowings under the bridge loan commitment, if any, will initially mature on the date that is 364 days after the bridge funding date.

The bridge loan commitment will expire if we do not make any borrowings thereunder on the earliest to occur of (1) June 30, 2014, if the closing of the GeoSouthern Transaction has not occurred by that date, (2) the closing date of the GeoSouthern Transaction and (3) the date of abandonment of the GeoSouthern Transaction or the termination of our obligations under the Purchase Agreement with respect to the GeoSouthern Transaction.

The bridge loan commitment contains, and the credit agreement in respect of the bridge loan commitment, if any, is expected to contain, certain customary conditions to funding.

We will pay certain customary commitment fees and, in the event we make any borrowings, funding and other fees in connection with the bridge loan commitment.

Although we do not currently expect to make any borrowings under the bridge loan commitment, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the bridge loan commitment if this offering or the new senior unsecured term loan facility are not completed or generate less net proceeds than contemplated by this prospectus supplement.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes (each series of which represents a new series of, and are referred to in the accompanying prospectus as, the “debt securities”), supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the notes under an indenture between us and UMB Bank, National Association, as trustee, dated as of July 12, 2011, as supplemented by a supplemental indenture to be dated as of the closing date of this offering. In this prospectus supplement, we refer to that indenture as so supplemented as the “indenture.” The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. Copies of the indenture are available upon request from us or the trustee. References to “us,” “we,” “our,” “ours” or “Devon” in this section of the prospectus supplement are to Devon Energy Corporation and not its subsidiaries.

General

The 2015 floating rate notes will:

•	accrue interest at a floating rate per annum equal to three-month LIBOR plus %;

•	be initially limited to $ aggregate principal amount;

•	be issued in denominations of $2,000 and integral multiples of $1,000; and

•	mature on , 2015.

The 2016 floating rate notes will:

•	accrue interest at a floating rate per annum equal to three-month LIBOR plus %;

•	be initially limited to $ aggregate principal amount;

•	be issued in denominations of $2,000 and integral multiples of $1,000; and

•	mature on , 2016.

The 2016 notes will:

•	accrue interest at the rate of % per year;

•	be initially limited to $ aggregate principal amount;

•	be issued in denominations of $2,000 and integral multiples of $1,000; and

•	mature on , 2016.

The 2018 notes will:

•	accrue interest at the rate of % per year;

•	be initially limited to $ aggregate principal amount;

•	be issued in denominations of $2,000 and integral multiples of $1,000; and

•	mature on , 2018.

There is no limit on the aggregate principal amount of notes that we may issue. Also, we reserve the right, from time to time, in compliance with the terms of the indenture and without the consent of any holders of any of the notes, to reopen any series of notes by issuing additional 2015 floating rate notes, 2016 floating rate notes, 2016 notes or 2018 notes, as the case may be. Any such additional 2015 floating rate notes, 2016 floating rate notes, 2016 notes or 2018 notes would have terms identical to the outstanding 2015 floating rate notes, 2016 floating rate notes, 2016 notes or 2018 notes, as the case may be (except the date of issuance, the price to public, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional 2015 floating rate notes, 2016 floating rate notes, 2016 notes or 2018 notes shall be consolidated with, form a single series with, and increase the aggregate principal amount of, the 2015 floating rate notes, 2016 floating rate notes, 2016 notes or 2018 notes, as the case may be; provided that if the additional 2015 floating rate notes, 2016 floating rate notes, 2016 notes or 2018 notes are not fungible with the outstanding 2015 floating rate notes, 2016 floating rate notes, 2016 notes or 2018 notes, respectively, for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

If any maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under “Description of Debt Securities — Defeasance” in the accompanying prospectus.

The notes will be our general unsecured obligations and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated debt.

Interest on the Floating Rate Notes

Interest on the floating rate notes will accrue from and including                 , 2013 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the floating rate notes on each             ,             ,             and             of each year, with the first interest payment being made on                 , 2014. We will make interest payments to the person in whose name the floating rate notes are registered at the close of business on             ,             ,             and                     , as applicable (in each case, whether or not a business day), before the next interest payment date.

The floating rate notes will bear interest for each interest period at a rate per annum calculated by the calculation agent, subject to the maximum interest rate permitted by New York law or other applicable state law, as such law may be modified by United States law of general application. The per annum rate at which interest on the floating rate notes will be payable during each interest period will be equal to three-month LIBOR, determined on the interest determination date for that interest period, plus (i) in the case of the 2015 floating rate notes,     % and (ii) in the case of the 2016 floating rate notes,     %. The rate of interest on each floating rate note will be reset on the interest reset date for each relevant interest period.

If any interest payment date (other than a maturity date or redemption date) or interest reset date for the floating rate notes would otherwise be a day that is not a business day, such interest payment date or interest reset date shall be the next succeeding business day, unless the next succeeding business day is in the next succeeding calendar month, in which case such interest payment date or interest reset date shall be the immediately preceding business day.

“designated LIBOR page” means the display on Page LIBOR01 of Reuters (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars (or such other page as may replace that page on that service (or any successor service) for the purpose of displaying such rates).

“interest determination date” means the second London business day immediately preceding the first day of the relevant interest period.

“interest period” means, with respect to the 2015 floating rate notes or the 2016 floating rate notes, the period commencing on any interest payment date for such floating rate notes (or, with respect to the initial interest period only, commencing on                 , 2013) to, but excluding, the next succeeding interest payment date for such floating rate notes, and in the case of the last such period, from and including the interest payment date immediately preceding the maturity date to but not including such maturity date for such floating rate notes.

“interest reset date” means the first day of the relevant interest period.

“London business day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

“three-month LIBOR,” for any interest determination date, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months for a period commencing on the second London business day immediately following such interest determination date in amounts of not less than $1,000,000, as such rate appears on the designated LIBOR page at approximately 11:00 a.m., London time, on such interest determination date.

The amount of interest for each day that the floating rate notes are outstanding (the “daily interest amount”) will be calculated by dividing the interest rate in effect for the 2015 floating rate notes or 2016 floating rate notes, as applicable, for such day by 360 and multiplying the result by the principal amount of such series of floating rate notes then outstanding. The amount of interest to be paid on the 2015 floating rate notes or 2016 floating rate notes, as applicable, for any interest period will be calculated by adding the daily interest amounts for such series of floating rate notes for each day in such interest period.

The interest rates and amount of interest to be paid on the floating rate notes for each interest period will be calculated by the calculation agent, which initially will be UMB Bank, National Association. All calculations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as three-month LIBOR is required to be determined with respect to any floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish LIBOR for any interest period, or that we propose to remove such calculation agent, we shall appoint the company or another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

Interest on the Fixed Rate Notes

Interest on the fixed rate notes will accrue from and including                     , 2013 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the fixed rate notes semi-annually on                     and                 of each year, with the first interest payment being made on                     , 2014. We will make interest payments to the person in whose name the notes are registered at the close of business on                     or                 , as applicable (in each case, whether or not a business day), before the next interest payment date with the same force and effect as if made on the relevant interest payment date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date.

If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment. For the purposes of the notes, “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment and Transfer

The notes will be issued in the form of one or more permanent global securities as described in the accompanying prospectus under “Description of Debt Securities — Global Securities” and registered in the name of a nominee of The Depository Trust Company, as depositary for the notes, and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. See “Book-Entry Securities” in the accompanying prospectus. Beneficial interests in notes in global form will be shown on, and transfers of interest in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 1010 Grand Blvd., Kansas City, MO 64106). Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global security. If any of the notes are no longer represented by global securities, all payments on such notes will be made at the corporate trust office of the trustee; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

Special Mandatory Redemption

We intend to use the net proceeds from this offering to finance a portion of the purchase price for the proposed GeoSouthern Transaction. See “Recent Developments — Acquisition of GeoSouthern Properties” and “Use of Proceeds.” The closing of this offering is expected to occur before completion of the proposed GeoSouthern Transaction. If we do not complete the proposed GeoSouthern Transaction on or before the special mandatory redemption deadline of June 30, 2014, or if the Purchase Agreement for the GeoSouthern Transaction is terminated prior to such date, then we will redeem all outstanding notes on the special mandatory redemption date, which is the fifteenth business day following the earlier to occur of (a) the special mandatory redemption deadline and (b) the date, if any, the Purchase Agreement for the GeoSouthern Transaction is terminated.

If we are required to redeem the notes according to the special mandatory redemption, the notes will be redeemed at a special mandatory redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the special mandatory redemption date. Notice of a special mandatory redemption will be mailed or electronically delivered according to the procedures of DTC by us (with a copy to the trustee) promptly after the occurrence of the event triggering such redemption to each registered holder in accordance with the indenture. If we deposit funds sufficient to pay the special mandatory redemption price of all notes on the special mandatory redemption date with the paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, then the notes will cease to bear interest and all rights under such notes will terminate.

There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the notes in the event the special mandatory redemption is triggered.

The Purchase Agreement for the GeoSouthern Transaction may be amended and the form of the proposed GeoSouthern Transaction may be modified (including, in each case, in material respects) without noteholder consent.

Optional Redemption

We may redeem:

•	the 2016 notes at any time before their maturity date, or

•	the 2018 notes prior to one month before their maturity date,

at any time, in whole or in part, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the fixed rate notes of such series then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of basis points in the case of the 2016 notes and basis points in the case of the 2018 notes, plus the Adjusted Treasury Rate, as determined by the Independent Investment Banker, on the third business day prior to the redemption date;

plus, in each case, accrued and unpaid interest, if any, to the redemption date.

On or after the date that is one month prior to the maturity for the 2018 notes, we may redeem the 2018 notes, at any time, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such 2018 notes, plus accrued and unpaid interest to, but not including, the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by Devon.

“Optional Redemption Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman, Sachs & Co. and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer, Devon will substitute for it another primary U.S. governmental securities dealer.

“Optional Redemption Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the fixed rate notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the fixed rate notes of such series or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the fixed rate notes of such series.

“Optional Redemption Comparable Treasury Price” means the average of the Optional Redemption Reference Treasury Dealer Quotations for the applicable redemption date.

“Optional Redemption Reference Treasury Dealer Quotations” means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date for the fixed rate notes of such series, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the fixed rate notes to be redeemed.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the fixed rate notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the fixed rate notes for redemption will be made by the trustee by such method of random selection as the trustee shall deem fair and appropriate. Fixed rate notes will only be redeemed in multiples of $2,000 or any integral multiple of $1,000. If any fixed rate note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new fixed rate note in principal amount equal to the unredeemed portion of the original fixed rate note will be issued upon the cancellation of the original fixed rate note.

No Sinking Fund

We are not required to make mandatory redemption, except as provided in “— Special Mandatory Redemption,” or sinking fund payments with respect to the notes.

Covenants

The covenant limiting our ability to incur liens described in the accompanying prospectus under the heading “Description of Debt Securities — Covenants” and the restrictions on consolidation, merger or sale of assets described in the accompanying prospectus under the heading “Description of Debt Securities — Consolidation, Merger and Sale of Assets” will apply to the notes. The indenture does not otherwise limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your notes upon a change of control.

In addition, the indenture provides that the covenant limiting our ability to incur liens, the restrictions on consolidation, merger or sale of assets and certain other non-monetary covenants included in the indenture may be waived or modified by holders representing at least a majority of all debt securities, including the notes, outstanding at any one time under the indenture, and that, following an “Event of Default” arising from a breach of any of these provisions, the trustee or holders of not less than 25% in principal amount of all debt securities, including the notes, outstanding under the indenture to which these provisions are applicable may accelerate the maturity of the debt securities under the indenture.

Events of Default

In addition to the “Events of Default” described in the accompanying prospectus under the heading “Description of Debt Securities — Events of Default,” it shall constitute an “Event of Default” under the indenture in respect of each series of the notes if we default in the payment of any principal of our Funded Debt (as defined in the accompanying prospectus) outstanding in an aggregate principal amount in excess of $50 million at the stated final maturity thereof or the occurrence of any other default the effect of which is to cause the stated final maturity of this Funded Debt to be accelerated, and if:

•	the default in payment is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding notes of such series; or

•	the acceleration is not rescinded or annulled or the default that caused the acceleration is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding notes of such series.

Concerning the Trustee

UMB Bank, National Association, is the trustee under the indenture and has been appointed by us as security registrar and paying agent with regard to the notes, and as calculation agent with respect to the floating rate notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of U.S. federal income tax considerations of the purchase, ownership and disposition of the notes. Other than the paragraph below entitled “Contingent Payments,” this discussion applies only to a Non-U.S. Holder (as defined below) that acquires the notes pursuant to this offering at the applicable initial offering price. This discussion is limited to investors that hold the notes as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law. Furthermore, this discussion does not address any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership) of a note that is not, for U.S. federal income tax purposes (i) an individual that is a citizen or resident of the United States, (ii) corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Contingent Payments

We may be required to make a payment on a note that would increase the yield of the note as described under “Description of Notes – Special Mandatory Redemption.” We intend to take the position that the possibility of such payment does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which would not be expected to differ significantly from the actual yield on the notes). In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes could be treated as interest income rather than as capital gain. Holders should consult their tax advisors regarding the consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Non-U.S. Holders

Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	is not a “controlled foreign corporation” related to us directly or constructively through stock ownership; and

•	satisfies certain certification requirements.

Such certification requirements will be met if: (i) the Non-U.S. Holder certifies on the appropriate Internal Revenue Service (“IRS”) form, under penalties of perjury, that it is not a U.S. person or (ii) a securities clearing organization or one of certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on the appropriate IRS form, under penalties of perjury, that such certification has been received by it and furnishes our paying agent or a relevant withholding agent with a copy thereof. In addition, the applicable withholding agent must not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will generally be subject to a 30% withholding tax or a lower rate as may be specified by an applicable tax treaty, unless the interest is effectively connected with the conduct by such Non-U.S. Holder of a U.S. trade or business as described below. A Non-U.S. Holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under the relevant tax treaty.

Generally, if interest on the notes is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder and, if required by an applicable tax treaty, attributable to a permanent establishment in the United States, the Non-U.S. Holder will not be subject to the 30% withholding if the Non-U.S. Holder files the appropriate IRS form with the payor. Instead, such interest will generally be subject to U.S. federal income tax on a net-income basis at the applicable graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected interest may be subject to an additional “branch profits tax” which is generally imposed on a foreign corporation on the repatriation from the U.S. of effectively connected earnings and profits, subject to certain adjustments. This tax is imposed at a 30% or lower rate as may be specified by an applicable tax treaty.

Dispositions of the Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain recognized on the sale, exchange, redemption, retirement or other disposition of the notes. A Non-U.S. Holder also generally will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are satisfied. In the case described above in (i), gain or loss recognized on the disposition of such notes will generally be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the Non-U.S. Holder generally will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain U.S. source capital losses. Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note.

Backup Withholding and Information Reporting

A Non-U.S. Holder generally will be required to comply with certain certification procedures in order to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the notes. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such interest. Copies of the information returns reporting such interest payments and the amount of any tax withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for any exemption for backup withholding and the procedure for obtaining such an exemption.

UNDERWRITING

We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated as of the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite that underwriter’s name in the table below:

Underwriter	Principal Amount of 2015 Floating Rate Notes	Principal Amount of 2016 Floating Rate Notes	Principal Amount of 2016 Notes	Principal Amount of 2018 Notes
Morgan Stanley & Co. LLC	$	$	$	$
Barclays Capital Inc.	$	$	$	$
Goldman, Sachs & Co.	$	$	$	$
Total	$	$	$	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes of each series are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the notes cannot be assured. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the 2015 floating rate notes, up to     % of the principal amount of the 2016 floating rate notes, up to     % of the principal amount of the 2016 notes and up to     % of the principal amount of the 2018 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the 2015 floating rate notes, up to     % of the principal amount of the 2016 floating rate notes, up to     % of the principal amount of the 2016 notes and up to     % of the principal amount of the 2018 notes. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

	Per 2015 Floating Rate Note		Total	Per 2016 Floating Rate Note		Total	Per 2016 Note		Total	Per 2018 Note		Total
Price to public		%	$		%	$		%	$		%	$
Underwriting discount . .		%	$		%	$		%	$		%	$
Proceeds, before expenses, to us		%	$		%	$		%	$		%	$

We estimate that our expenses in connection with the sale of the notes, other than the underwriting discounts, will be approximately $        .

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the notes in the offering if the underwriter or dealer repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Devon, for which they may receive customary fees and expenses. In particular, affiliates of the underwriters are parties to and lenders under our credit facility. Our credit facility was negotiated on an arm’s length basis and contains customary terms pursuant to which the lenders receive customary fees. Additionally, affiliates of certain of the underwriters participate in our commercial paper program and, as a result, may receive a portion of the proceeds from this offering when such commercial paper borrowings are repaid as they come due. Furthermore, an affiliate of Morgan Stanley & Co. LLC, is expected to act as sole lead arranger, sole bookrunner and sole administrative agent and a syndicate of banks are expected to act as lenders, some of which may be affiliates of one or more underwriters in this offering for our proposed new term loans. If we do not enter into the new term loans or complete this offering, an affiliate of Morgan Stanley & Co. LLC is committed to act as sole lead arranger, sole bookrunner and sole administrative agent for our bridge loan and affiliates of certain of the underwriters may be lenders under such bridge loan. In addition, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. are acting as advisors to us in connection with the GeoSouthern Transaction.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of our company. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the Notes

We expect that delivery of the notes will be made to investors on or about the closing date set forth on the cover page of this prospectus supplement, which will be the          business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-l under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day should consult their advisors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each Underwriter has represented and agreed that:

a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each Underwriter has represented and agreed that:

a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a prospectus as defined in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and

b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP of Houston, Texas. Davis Polk  & Wardwell LLP of New York, New York will pass on certain legal matters on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Devon and its subsidiaries as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Geosouthern and its subsidiaries as of December 31, 2012, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to Devon’s oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd. and AJM Deloitte (f/k/a AJM Petroleum Consultants), independent consulting petroleum engineers, has been incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

As described in the accompanying prospectus under the caption “Where You Can Find More Information,” we have incorporated and may incorporate by reference into this prospectus supplement and the accompanying prospectus certain documents that we have filed or may file with the Securities and Exchange Commission under the Exchange Act, including the following:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2012.

2.	Our Quarterly Report on Form 10-Q for each of the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013.

3.	Our Current Reports on Form 8-K filed on February 20, 2013 (filed under Item 8.01 of Form 8-K), June 6, 2013, June 10, 2013 (two reports filed on such date), September 16, 2013, October 22, 2013, November 22, 2013 (filed under Item 1.01 of Form 8-K) and December 11, 2013.

4.	Our Definitive Proxy Statement on Schedule 14A, filed on April 24, 2013.

5.	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of the offering of securities hereby.

However, no document that we have “furnished” or may in the future “furnish” to the Securities and Exchange Commission pursuant to the Exchange Act shall be incorporated by reference into the accompanying prospectus or this prospectus supplement.

PROSPECTUS

Devon Energy Corporation

COMMON STOCK, PREFERRED STOCK AND

DEBT SECURITIES

By this prospectus, Devon Energy Corporation may offer, from time to time, its common stock, preferred stock and debt securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before investing.

Our common stock, par value $0.10 per share, is listed on the New York Stock Exchange and its trading symbol is “DVN.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis through a public offering or negotiated purchases. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 12, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise indicates, the terms “Devon,” “we,” “us” and “our” in this prospectus mean Devon Energy Corporation, a Delaware corporation, and its consolidated subsidiaries.

DEVON ENERGY CORPORATION

Devon is an independent energy company engaged primarily in exploration, development and production of natural gas and oil. Our operations are concentrated in various North American onshore areas in the United States and Canada. We also have offshore operations located in Angola that are currently in the process of being divested. To complement our upstream oil and gas operations in North America, we have a large marketing and midstream operation. With these operations, we market gas, crude oil and natural gas liquids (“NGLs”). We also construct and operate pipelines, storage and treating facilities and natural gas processing plants. These midstream facilities are used to transport oil, gas, and NGLs and to process natural gas.

Our principal and administrative offices are located at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260. Our telephone number at that location is (405) 235-3611.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties affect our operating results, including, without limitation, those contained in this prospectus, any prospectus supplement and the documents that we incorporate by reference, and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should pay particular attention to the risk factors and cautionary statements referenced in the section of this prospectus, and in any prospectus supplement, entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update any forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including, without limitation, the risks described in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods set forth below have been completed on a consolidated basis and should be read in conjunction with Devon’s consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended
	2006	2007	2008	2009	2010	September 30, 2011
			(Dollars in millions)
Ratio of earnings to fixed charges	7.11	6.97	N/A	N/A	8.71	11.22
Ratio of earnings to combined fixed charges and preferred stock dividends	6.91	6.78	N/A	N/A	8.71	11.22
Insufficiency of earnings to cover fixed charges	N/A	N/A	$4,208	$4,574	N/A	N/A
Insufficiency of earnings to cover combined fixed charges and preferred stock dividends	N/A	N/A	$4,217	$4,574	N/A	N/A

N/A means not applicable.

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were computed based on:

•	“earnings,” which consist of earnings from continuing operations before income taxes, plus fixed charges;

•	“fixed charges,” which consist of interest expense and one-third of rental expense estimated to be attributable to interest; and

•	“preferred stock dividends,” which consist of the amount of pre-tax earnings required to pay dividends on the outstanding preferred stock.

DESCRIPTION OF CAPITAL STOCK

General

Devon’s authorized capital stock consists of:

•	1.0 billion shares of common stock, par value $0.10 per share, and

•	4.5 million shares of preferred stock, par value $1.00 per share.

As of November 30, 2011, there were 402,558,419 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock will be entitled to receive dividends out of legally available funds when and if declared by our board of directors. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of shares of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. They will not be entitled to cumulative voting rights for the election of directors. Except pursuant to our rights agreement, the shares of common stock have no preemptive, conversion or other rights to subscribe for or purchase any of our securities. Upon our liquidation or dissolution, the holders of shares of common stock are entitled to share ratably in any of our assets that remain after payment or provision for payment to creditors and holders of preferred stock.

Preferred Stock

The preferred stock may be issued in one or more series. Our board may establish attributes of any series, including the designation and number of shares in the series, dividend rates (cumulative or noncumulative), voting rights, redemptions, conversion or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Devon without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series.

Series A Junior Participating Preferred Stock. We have designated 2.9  million shares of preferred stock as series A junior participating preferred stock.

DESCRIPTION OF UNDESIGNATED PREFERRED STOCK

This summary of the undesignated preferred stock discusses terms and conditions that we expect may apply to any series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

We expect the prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus to include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

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whether the shares of preferred stock will be convertible into shares of our common stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the federal income tax considerations applicable to the preferred stock.

Subject to our certificate of incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. References in this section to “Devon” mean Devon Energy Corporation and not its subsidiaries.

Any debt securities offered by this prospectus will be issued under one or more indentures between Devon and a trustee. We have summarized selected provisions of the indentures below. Devon senior debt securities are to be issued under an indenture between Devon and UMB Bank, National Association, as trustee (the “Devon senior indenture”), the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Devon subordinated debt securities are to be issued under an indenture (the “Devon subordinated indenture”), the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The Devon senior indenture and the Devon subordinated indenture are sometimes referred to herein, collectively, as the “indentures” and each, individually, as an “indenture.” You should read the indentures for provisions that may be important to you.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities.

The indentures will not limit the amount of debt securities we may issue under them, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time.

Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Principal and any premium and interest in respect of the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, we may pay interest by mailing checks to the registered holders of the debt securities at their registered addresses.

We will describe any special U.S. federal income tax and other considerations relating to the debt securities in the applicable prospectus supplement.

General

The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date on which the principal of the debt securities will be payable;

•	the terms of the subordination of any series of Devon subordinated debt securities;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

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the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

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whether the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

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the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

•	the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

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a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at holder’s option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	any sinking fund terms;

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whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder; the term “interest,” as used in this prospectus, includes any additional amounts;

•	any events of default or covenants of Devon with respect to the debt securities of a certain series that are different from those described in this prospectus;

•	whether and under what circumstances any covenants in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities in the applicable prospectus supplement.

Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Unless otherwise indicated in the applicable prospectus supplement, Devon’s obligation to pay the principal of, and any premium and interest on, its senior debt securities will be unsecured and will rank equally with all of Devon’s other unsecured unsubordinated indebtedness.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

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execute, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, debt securities at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in Kansas City, Missouri, will be designated as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities.

All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement, or a custodian for such depository. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

We will make payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $2,000 and in integral multiples of $1,000 in excess thereof.

For a description of the depositary arrangements for global securities held by The Depository Trust Company, also known as DTC, see “Book-Entry Securities.”

Events of Default

Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an “event of default” under the indentures with respect to the debt securities of any series issued under the indentures:

•	if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

•	if we fail to pay principal of, or any premium on, the debt securities of that series when due and payable, either at maturity or otherwise;

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if we fail to perform or we breach any of our other covenants or warranties in the applicable indentures or in the debt securities of that series, other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series, and that breach or failure continues for 60 days (subject to extension under certain circumstances for another 120 days) after written notice as provided in the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries; and

•	any other event of default provided with respect to the debt securities of that series.

If we fail to pay the principal of, or premium or interest on, the debt securities of any series or we fail to perform or breach any of the other covenants or warranties applicable to the debt securities of that series but not applicable to all outstanding debt securities, and such event of default is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium and interest on, the debt securities of that series to be due and payable immediately. If an event of default occurs due to default in the performance of any other of the covenants and warranties applicable to all outstanding debt securities or pertaining to certain events of bankruptcy, insolvency or reorganization, and the event of default is continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities then outstanding (considered as one class), may declare the principal amount of, and any premium and interest on, all debt securities to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, we may cause such declaration of acceleration to be rescinded and annulled with respect to the debt securities of any series if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series, the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other events of default with respect to the debt securities of that series have been cured or waived.

Within 90 days after the occurrence of any event of default under the indentures with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any debt securities, or portion of the principal amount of the debt securities, will be deemed to have been paid for purposes of the applicable indentures, and, at our election, our entire indebtedness with respect to the debt securities, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the applicable indentures, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof.

The applicable prospectus supplement will describe, if applicable, our ability to be released from any of our covenant obligations under the indentures.

Modification and Waiver

The trustee and Devon may, without the consent of holders, modify or waive provisions of each indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended. The trustee and Devon may modify or waive certain provisions of each indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under that indenture affected by the modification or waiver. However, the provisions of any indenture may not be waived or modified without the consent of the holders of each debt security affected thereby if the modification or waiver would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security issued under that indenture;

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reduce the principal amount of, or interest on, any debt security issued under the indenture, or change the method of calculating the interest on, or reduce any premium payable upon the redemption of, any such debt security;

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change the coin or currency (or other property) in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

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impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, on or after the redemption date;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of the holders of which is required under that indenture in order to take certain actions; or

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modify any of the provisions of Sections 12.02, 6.07 (6.06 in the case of the Devon subordinated indenture) and 8.13 of each indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding debt securities of any series issued under an indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under either of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined in the applicable indenture) unless:

•	the entity formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

•	is organized and validly existing under the laws of the United States, any domestic jurisdiction or the District of Columbia; and

•	expressly assumes our obligations on the debt securities and under the applicable indenture;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel as provided in the applicable indenture.

Covenants

Unless otherwise specified in the prospectus supplement, the following covenants will apply to the senior debt securities issued by Devon. Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Liens

Neither Devon nor any of its Restricted Subsidiaries may incur, issue, assume or guarantee any Debt that is secured by a Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary of Devon, without first effectively providing that the securities (together with, if Devon so determines, any other indebtedness of Devon or its Restricted Subsidiaries that is not subordinate in right of payment to the prior right of payment in full of the securities) will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured Debt, for so long as this secured Debt remains so secured.

This limitation on the incurrence, issuance, assumption or guarantee of any Debt secured by a Mortgage will not apply to, and there will be excluded from any secured Debt in any computation under this covenant, Debt secured by:

•	Mortgages existing at the date of the indenture;

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Mortgages on property of, or on any shares of stock or Indebtedness of, any entity existing at the time the entity is merged into or consolidated with Devon or becomes a Restricted Subsidiary of Devon;

•	Mortgages in favor of Devon or any of its Restricted Subsidiaries;

•	Mortgages securing only Debt owed by one of our Restricted Subsidiaries to us and/or to one or more of our other Restricted Subsidiaries;

•	Mortgages on property, shares of stock or Indebtedness:

•	existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization;

•	to secure the payment of all or any part of the purchase price thereof or construction thereon; or

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to secure any Debt incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon;

provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period;

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Mortgages in favor of the United States, any state thereof, Canada, or any province thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof;

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Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, that are incurred to finance development, production or acquisition costs, including, but not limited to, Mortgages securing advance sale obligations;

•	Mortgages on equipment used or usable for drilling, servicing or operating oil, gas, coal or other mineral properties or geothermal properties;

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Mortgages required by any contract or statute in order to permit Devon or any of its subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, Canada, any province thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing;

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any Mortgage resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Debt of Devon or any of its Restricted Subsidiaries or secured Debt of Devon or any of its Restricted Subsidiaries the net proceeds of which are used, substantially concurrent with the funding thereof, and taking into consideration, among other things, required notices to be given to the holders of the outstanding securities in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding securities, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by Devon or any of its Restricted Subsidiaries in connection therewith;

•	any “Ordinary Course Mortgages” arising, and only so long as continuing, in the ordinary course of our business; and

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any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in the foregoing clauses of this covenant, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or Indebtedness that secured the Mortgage so extended, renewed or replaced.

Notwithstanding anything mentioned above, Devon and any one or more of its Restricted Subsidiaries may incur, issue, assume or guarantee Debt secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the Debt secured by the Mortgages, together with the outstanding principal amount of all other secured Debt of Devon and its Restricted Subsidiaries that would otherwise be subject to the above restrictions, does not exceed 15% of Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

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the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

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the sale or other transfer by Devon or any of its Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby Devon or the Restricted Subsidiary would retain partial ownership of the properties.

Definitions

“Consolidated Net Tangible Assets” means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of Devon, less applicable reserves and other properly deductible items but including investments in non-consolidated entities, after deducting therefrom:

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all current liabilities, excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible at the option of the obligor beyond 12 months from the date of determination; and

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all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on a consolidated balance sheet of Devon and computed in accordance with accounting principles generally accepted in the United States.

“Debt” means indebtedness for money borrowed.

“Funded Debt” means all Debt of Devon or any of its subsidiaries for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the securities or to Devon’s full and unconditional guarantee in respect thereof, as applicable, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of fewer than 12 months but by its terms being:

•	renewable or extendible beyond 12 months from such date at the option of the obligor; or

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issued in connection with a commitment by a bank or other financial institution to lend so that the indebtedness is treated as though it had a maturity in excess of 12 months pursuant to accounting principles generally accepted in the United States.

“Indebtedness” means Debt and the deferred purchase price of property or assets purchased.

“Mortgage” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Offshore” means the lands beneath the navigable waters of the U.S. or Canada, or the continental shelf of the U.S. or Canada.

“Ordinary Course Mortgages” means:

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Mortgages for taxes, assessments or governmental charges or levies on the property of Devon or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on Devon’s books;

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Mortgages imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business which secure obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on Devon’s books;

•	Mortgages arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

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Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Devon or any Restricted Subsidiary, as the case may be;

•	Mortgages arising under operating agreements or similar agreements in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

•	Mortgages reserved in oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases;

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Mortgages pursuant to partnership agreements, oil, gas and/or mineral leases, farm-out-agreements, division orders, contracts for the sale, purchase, exchange, or processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production of the extraction of products therefrom;

•	Mortgages on personal property (excluding the capital stock or indebtedness of any Restricted Subsidiary) securing indebtedness maturing not more than one year from the date of its creation; and

•	Mortgages relating to a judgment or other court-ordered award or settlement as to which Devon has not exhausted its appellate rights.

“Principal Property” means any oil, gas or mineral producing property, or any refining, processing, smelting or manufacturing facility located in the U.S., Canada or Offshore, other than:

•	property employed in transportation, distribution or marketing;

•	information and electronic data processing equipment; or

•	any property that, in the opinion of the Board of Directors of Devon, is not materially important to the total business conducted by Devon and its subsidiaries as an entirety.

“Restricted Subsidiary” means Devon Financing Company, L.L.C. and any other subsidiary of Devon:

•	a substantial portion of the property of which is located, or a substantial portion of the business of which is carried on, within the U.S., Canada or Offshore;

•	that owns or leases under a capital lease any Principal Property; and

•	that has Stockholders’ Equity exceeding 5% of Consolidated Net Tangible Assets.

“Stockholders’ Equity” means, with respect to any corporation, partnership, joint venture, association, joint stock company, limited liability company, unlimited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof, stockholders’ equity, as computed in accordance with accounting principles generally accepted in the United States.

The Trustee

We may appoint a separate trustee for any series of debt securities. In the description of a series of debt securities, the term “trustee” refers to the trustee appointed with respect to such series of debt securities. The trustee may be a depository for funds and perform other services for, and may transact other banking business with, Devon and its subsidiaries in the normal course of business.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any Devon subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The Devon subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for “participants;” and

•

facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC’s participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•

we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•

DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of Devon, the trustees, any registrar and transfer agent or any depository, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for any underwriter by legal counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Devon and its subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to Devon’s oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd. and AJM Deloitte (f/k/a AJM Petroleum Consultants), independent consulting petroleum engineers, has been incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Devon.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2010.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

3.	Our Definitive Proxy Statement filed April 27, 2011.

4.	Our Current Reports on Form 8-K filed February 16, 2011 (filed under Item 8.01 of Form 8-K), February 17, 2011, April 25, 2011, June 9, 2011, July 7, 2011, July 12, 2011, August 3, 2011 and December 7, 2011.

5.	The description of our Common Stock set forth in Exhibit 4.9 to our Current Report on Form 8-K, filed August 18, 1999, including any amendment or report filed for the purposes of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the completion of the offering. Current Reports on Form 8-K containing only disclosure furnished under Items 2.02 and 7.01 of Form 8-K are not incorporated herein by reference.

We will provide documents incorporated by reference in this prospectus without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus (at no cost) by requesting them in writing, by e-mail or by telephone from us at the following address:

Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260 Attention: Corporate Secretary, Telephone: (405) 235-3611, CorporateSecretary@dvn.com.

You can also get more information by visiting our website at “http://www.devonenergy.com.” Website materials are not part of this prospectus.

$

Devon Energy Corporation

$                 Floating Rate Senior Notes due 2015

$                 Floating Rate Senior Notes due 2016

$                     % Senior Notes due 2016

$                     % Senior Notes due 2018

PROSPECTUS SUPPLEMENT

December     , 2013

Joint Book-Running Managers

Morgan Stanley	Barclays	Goldman, Sachs & Co.